Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

BullFrog AI Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share	Rule 457(c)	5,000,000	1.47	$7,350,000	.00013810	$1,015.04
Fees previously paid	—	—	—	—	—	—	—	—
Carry Forward Securities
-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$7,350,000		$1,015.04
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,015.04

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.
(2)	Represents an aggregate 5,000,000 shares of the Registrant’s common stock.
(3)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act using the average of the high and low sale prices of the common stock on October 3, 2025, as reported on The Nasdaq Capital Market.